MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Dialpoint Communications Corporation, of our report dated March 19, 2008 on our audit of the financial statements of Dialpoint Communications Corporation as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007, from inception on April 20, 2006 through December 31, 2006 and from inception on April 20, 2006 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

April 15, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501